RESTATED CERTIFICATE OF INCORPORATION

OF

SKYTERRA COMMUNICATIONS, INC.

(pursuant to Section 245 of the

Delaware General Corporation Law)

SKYTERRA COMMUNICATIONS, INC., a Delaware corporation (the "Company"), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on August 15, 1985 under the name International Cogeneration Corporation, DOES HEREBY CERTIFY:

This Restated Certificate of Incorporation hereby restates and integrates, without further amendment, pursuant to Section 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, the Company's Certificate of Incorporation, as amended to date. There is no discrepancy between the terms of this Restated Certificate of Incorporation and the terms of the Company's Certificate of Incorporation, as amended to date. The text of this Restated Certificate of Incorporation, as so restated, is as follows:

FIRST: The name of the Company is Skyterra Communications, Inc.

SECOND: The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Company shall have authority to issue shall be:

Three Hundred Ten Million (310,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock, with a par value of One Cent ($0.01) per share, One Hundred Million (100,000,000) shares of Non-Voting Common Stock, with a par value of One Cent ($0.01) per share, and Ten Million (10,000,000) shares of Preferred Stock, with a par value of One Cent ($0.01) per share. The Board of Directors, in its sole direction, shall have full and complete authority, by resolutions, from time to time, to establish one or more series or classes to issue shares of Preferred Stock, and to fix, determine and vary the voting rights, designations, preferences, restrictions, qualifications, privileges, limitations, options, conversion rights and other special rights of each series or class of Preferred Stock, including, but not limited to, dividend rates and mannerof payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices, terms and conditions.

FIFTH: The name and mailing address of the incorporator is International Cogeneration Corporation, a Nevada corporation, with principal offices at 320 Walnut Street, Suite 105, Philadelphia, Pennsylvania 19106. The powers of the incorporator terminated upon the filing of the original Certificate of Incorporation of the Company on August 15, 1985.

SIXTH: Election of directors need not be by written ballot.

SEVENTH: The Board of Directors of the Company (the "Board of Directors") is authorized to adopt, amend or repeal By-Laws of the Company.

EIGHTH: The following provisions are inserted to limit the liability of directors and officers of the Company to the full extent of the law allowable and for the conduct of the affairs of the Company, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by law:

(a)       No director shall be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase which is illegal under section 174 of Title 8 of the Delaware Code relating to the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

(b)       No contract or other transaction between the Company and any other firm or corporation shall be affected or invalidated by reason of the fact that any one or more of the directors or officers of this Company is or are interested in, or is a member, stockholder, director or officer or are members, stockholders, directors or officers, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this Company or in which this Company with any person or persons, firm, association or corporation, shall be affected or invalidated by reason of the fact that any director or officer or officers of this Company is a party, or are parties to, or interested, such contract, act of transaction, or in any way connected, with such person or persons, firms, association or corporation, and each and every person who may become a director or officer of this Company is relieved from any liability that might otherwise exist from thus contracting with this Company for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.

(c)       Subject to such restrictions and regulations contained in by-laws adopted by the stockholders, the Board of Directors may make, alter, amend and rescind the by-laws, and may provide therein for the appointment of an executive committee from their own members, to exercise all or any of the powers of the board, which may be amended or repealed, at any time, by the stockholders.

(d)       The Board of Directors shall have power, in its discretion, to provide for and to pay for directors rendering unusual or exceptional services to the Company special compensation appropriate to the value of such services.

(e)       By resolution duly adopted by the holders of not less than a majority of the shares of stock then issued and outstanding and entitled to vote at any regular or special meeting of the stockholders of the Company duly called and held as provided in the by-laws of the Company, any director or directors of the Company may be removed from office at any time or times, with or without cause. The Board of Directors may at any time remove any officers of the Company with or without cause.

(f)        The Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(g)       The Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

(h)       To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(i)        Any indemnification under paragraphs herein (unless ordered by a Court) shall be made by the Company upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(j)        The Company may pay expenses incurred by defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding in the manner provided herein upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company as authorized in this section.

The indemnification and advancement of expenses provided for herein shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)       The indemnification and advancement of expenses provided herein or granted pursuant to this provision shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or of any disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(l)        The Company may purchase and maintain insurance on behalf of any person who is or was serving the Company in any capacity referred to hereinabove against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions herein.

(m)      The provisions herein shall be applicable to all claims, action, suits, or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

NINTH: At each annual meeting of stockholders of the Corporation, all directors shall be elected for a one-year term expiring at the next succeeding annual meeting of stockholders. Any director may be removed from office by a vote of the holders of a majority of the shares then issued and outstanding. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or the sole remaining director, and shall not be filled by the stockholders; any director so chosen shall hold office until the next annual meeting of stockholders, and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.

IN WITNESS WHEREOF, the Company has caused this Restated Certificate of Incorporation to be executed this 18th day of October, 2006.

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Robert Lewis
Name: Robert Lewis
Title: Senior Vice President, General
Counsel and Secretary

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SKYTERRA COMMUNICATIONS, INC.

_________________________________________

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

_________________________________________

SkyTerra Communications, Inc., a Delaware corporation (hereinafter called the “Company”), does hereby certify as follows:

FIRST: The first sentence of Article FOURTH of the Company’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

The aggregate number of shares which the Company shall have authority to issue shall be: Three Hundred Thirty Five Million (335,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock, with a par value of One Cent ($0.01) per share, One Hundred Twenty Five Million (125,000,000) shares of Non-Voting Common Stock, with a par value of One Cent ($0.01) per share, and Ten Million (10,000,000) shares of Preferred Stock, with a par value of One Cent ($0.01) per share.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed in its corporate name this 11th day of November, 2008.

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Randy Segal
Name: Randy Segal
Title: Senior Vice President, General
Counsel and Secretary